Exhibit 99.1

LNB Bancorp, Inc. Declares Increased Regular Quarterly Dividend

LORAIN, Ohio--(BUSINESS WIRE)--November 18, 2014--The Board of Directors of LNB Bancorp, Inc. (NASDAQ: LNBB) has declared a fourth quarter 2014 cash dividend of $.03 a share, payable on January 2, 2015 to shareholders of record on December 1, 2014. The dividend of $0.03 per share represents an increase of $0.02 per share over the dividend paid in the previous quarter.

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.2 billion bank holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 20 retail-banking locations and 28 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

CONTACT:
LNB Bancorp, Inc.
Peter R. Catanese, Senior Vice President, 440-244-7126